ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120821887-89
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 12/05/2012 10:54 AM
	Entity Number C6557-1984

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Southern ITS International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Two is amended in its entirety to read as follows:

2. Shares: The total number of shares of all classes of which the Corporation is authorized to issue is Five Hundred Ten Million (510,000,000), consisting of Five Hundred Million (500,000,000) shares of common stock, $0.001 par value per share, (the "Common Stock") and Ten Million (10,000,000) shares of preferred [Continued on Attachment Page]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 57%

4. Effective date and time of filing: (optional) Date: 12/21/12 Time: 9:00AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Southern ITS International, Inc.
Certificate of Amendment to Articles of Incorporation
Attachment Page

stock, $0.001 par value per share (the "Preferred Stock").

The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

As of the Effective Date of this Amendment (the "Record Date"), each share of Common Stock shall be subject to a 2 – for -1 forward split, such that each share of Common Stock issued and outstanding as of the Record Date shall be equal to 2 post-split shares